                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                ----------------


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported): September 30, 1999


                                 NAVIDEC, INC.
               (Exact Name of Registrant as Specified in Charter)


          Colorado                    0-29098                 33-0502730
          --------                    -------                 ----------
(State or Other Jurisdiction   (Commission File Number)      (IRS Employer
      of Incorporation)                                   Identification No.)



14 Inverness Drive, Suite F-116, Englewood, CO                  80112
   (Address of Principal Executive Offices)                   (Zip Code)


      Registrant's telephone number, including area code:  (303) 790-7565.

ITEM 5. OTHER EVENTS.

Wells Fargo Transactions
------------------------

         On September 30, 1999, Navidec, Inc. and its wholly-subsidiary, DriveOff.com, Inc., entered into several agreements with Wells Fargo Leasing Company, an affiliate of Wells Fargo & Company, in connection with Wells Fargo's strategic investment in Navidec and DriveOff.com. As a result of the completion of these agreements, WFC Holdings Corporation, a subsidiary of Wells Fargo & Company, has funded its $10 million investment in Navidec and its $15 million investment in DriveOff.com, as contemplated by the Stock and Note Purchase Agreement between Navidec and WFC Holdings dated July 23, 1999 and the Credit Agreement between DriveOff.com, Navidec and WFC Holdings dated July 23, 1999, respectively. The agreements executed on September 30, 1999 include a Co-Branding Agreement, a Master Consulting Agreement, a License Agreement and a Reciprocal Confidentiality Agreement.

         Pursuant to the terms of the Co-Branding Agreement among DriveOff.com, Navidec and Wells Fargo Leasing, DriveOff.com and Navidec have agreed to develop and maintain a "co-branded" affinity website for Wells Fargo Leasing that will utilize the DriveOff.com purchasing solution and provide Wells Fargo with the exclusive right to underwrite all related financing. The co-branded website will have a Wells Fargo domain name, but will include the Drive Off.com name and logo on each page. The co-branded website will function and contain vehicle content virtually identical to the DriveOff.com website. DriveOff.com is entitled to collect 25% of all revenues derived from advertising and promotional hyperlinks on the co-branded website. The term of the Co-Branding Agreement is two years, however, Wells Fargo Leasing may terminate the agreement upon sixty days notice if it elects to develop a stand-alone automotive website under the License Agreement.

         Under the terms of the Master Consulting Agreement between Wells Fargo Leasing and Navidec, Wells Fargo Leasing has engaged Navidec to perform a minimum of $2 million of systems development for auto, student lending and other businesses over a 24 month period. Pursuant to the agreement, Wells Fargo Leasing is entitled to a pricing discount for all services performed by Navidec. The amount of the discount will increase as the amount of services performed by Navidec increases. The Master Consulting Agreement also provides for Navidec to provide the first 2,000 hours of e-business consulting services to Wells Fargo Leasing without charge, to assist with the implementation of and modifications to the co-branded site to be developed under the Co-Branding Agreement.

          Pursuant to the terms of the License Agreement among DriveOff.com, Navidec and Wells Fargo Leasing, DriveOff.com and Navidec have agreed to license certain technology to Wells Fargo Leasing for use in the possible development of a stand-alone Wells Fargo automobile purchasing website. The license provides Wells Fargo Leasing with a world-wide, non-exclusive right to use the licensed technology. Under the terms of the License Agreement, Wells Fargo Leasing may use the licensed technology for, among other things, the development of affinity websites with its customers as well as for the development of a stand-alone Wells Fargo website. In consideration for the license, Wells Fargo Leasing will pay DriveOff.com a license fee for each vehicle purchase or lease transaction which originates from Wells Fargo's stand-alone site or from any affinity site. Wells Fargo Leasing will pay an additional license fee to DriveOff.com for each vehicle transaction for which Wells Fargo or any of its affiliates provide the financing.

     Under the terms of the License Agreement, DriveOff.com and Navidec are obligated to provide updates, upgrades and new releases of the licensed technology to Wells Fargo Leasing, however, to the extent any such update, upgrade or new release adds new revenue generating functionality to the website, the parties have agreed to negotiate a reasonable royalty that Wells Fargo Leasing will pay if such functionality is used in any affiliated auto site developed by Wells Fargo Leasing.

     Navidec, DriveOff.com and Wells Fargo Leasing also entered into a Reciprocal Confidentiality Agreement pursuant to which the parties agree not to disclose any other parties' confidential information without such other parties prior written consent. The Reciprocal Confidentiality Agreement is binding upon each of the parties as well as their employees and agents.

Sun Microsystems Transaction
----------------------------

     On October 14, 1999, Sun Microsystems, Inc. indicated its intention to purchase up to an aggregate of $3.0 million of common stock in Navidec's public offering. Sun Microsystems would purchase these shares at the public offering price, which will be mutually agreed upon before the closing of the public offering by Navidec and First Security Van Kasper and Advest, Inc., as representatives for the underwriters. Any such sale will be made on the same terms as sales to other investors in the public offering.

ITEM 7(c). EXHIBITS

     99.1 Press Release related to the Wells Fargo transaction, dated October 12,1999.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            NAVIDEC, INC.




Date: October 12, 1999                           By: /s/ Patrick Mawhinney
                                                    ------------------------
                                                 Patrick Mawhinney
                                                 Chief Financial Officer